Exhibit 15.1

August 17, 2004

The Board of Directors

PacifiCare Health Systems, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of PacifiCare Health Systems, Inc. (the Company) 1996 Stock Option Plan for Officers and Key Employees, as amended and Amended and Restated 2001 Employee Stock Purchase Plan, of our reports dated April 27, 2004 and July 27, 2004 relating to the unaudited condensed consolidated interim financial statements of the Company that are included in its Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

/s/ Ernst & Young LLP